EXHIBIT 4.8

                               EMPLOYMENT CONTRACT


EMPLOYMENT CONTRACT, dated as of NOVEMBER 29, 2004, between ACS-Tech80 Ltd. ("ACS" or the "COMPANY"), a State of Israel corporation with offices at Hamada Ave., Migdal Ha'amek, Israel 10500, and Ze'ev Kirshenboim, residing at 54 Oranim Street, Kiryat Tivon, Israel 36043 ("EMPLOYEE").

WHEREAS, Employee is the Company's controlling shareholder and has been acting as its CEO and President for many years, whether directly or as an employee of a management company owned by him; and

WHEREAS , the Company desires to engage Employee to be directly engaged by it as its CEO, President and CFO, as well as for any present or future subsidiary, or affiliate of the Company, and any successor or assign thereof; and

WHEREAS, Employee has agreed to be directly engaged by Company and to perform such services in accordance with the terms of this Agreement as specified hereunder.

NOW THEREFORE, the parties hereto stipulate and agree on the terms and conditions hereinafter set forth:

1.   TERM

     The Company agrees to employ Employee, and Employee agrees to be employed by the Company and perform services in accordance with the terms and conditions of this Agreement, for a period commencing on January 1, 2005 (the "EFFECTIVE DATE")and ending on December 31, 2009, or such shorter period as may be provided for herein (hereinafter, the "EMPLOYMENT PERIOD"). The Employee is entitled to terminate the employment agreement during the Employment Period by providing six months advance notice to the Company. Company may not terminate this Agreement other than under the circumstances expressly set forth herein.

     Following the end of the Employment Period, this agreement shall continue in effect, so long as neither party has given six months advance notice to the other party of its wish to terminate the agreement.

2.   DUTIES AND SERVICES

     During the Employment Period, Employee shall be the President, Chief Executive Officer and Chief Financial Officer of the Company, the President and Chairman of the Board of its wholly owned subsidiary in the USA, ACS-Tech 80 Inc.. In performing his duties, Employee shall be subject to the direction of the Board of Directors of the Company, subject to provisions of the law and subject to the provisions of the Company's or the applicable Subsidiary's governing documents, as applicable. Employee agrees to his employment as described in this Section 2 and agrees to devote the necessary time and efforts, faithfully and loyally to the performance of his duties under this Agreement. It is clarified, that Employee shall not be precluded from engaging in other business or activities, so long as he continues to fulfill his duties hereunder.

     Employee undertakes to immediately inform the Company of any issue or matter related to the Company or any Subsidiary, in which he may have a personal interest and/or which might cause a conflict of interest between Employee and the Company or any Subsidiary.

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3.   OTHER AGREEMENTS

Upon the effective date of this Agreement, it shall be deemed to terminate and replace all other arrangements regarding Employee's services, whether directly or by company's owned by Employee, to the Company and any Subsidiary which are similar to the services detailed herein, and except as set forth herein or as otherwise agreed prior to the Effective Date between the Company and Employee or company's owned by Employee, Employee shall not be entitled, as of the Effective Date, to any further compensation for the services covered by this Agreement.

4.   COMPENSATION

     4.1 As compensation for his services as the President and Chief Executive Officer of the Company hereunder, the Company shall pay Employee, during the Employment Period, a gross annual salary of $248,750 ("LTD SALARY"), payable on a monthly basis in equal installments. In addition to the Ltd Salary, Employee shall be entitled to payments and benefits as set forth herein below on account of the Ltd Salary.

     4.2 As compensation for his services as the President and Chairman of the Board of ACS-Tech80, Inc., ACS-Tech 80 Ltd. shall pay Employee, during the Employment Period, a gross annual salary of $127,000 ("INC SALARY"), in addition to Ltd Salary. The Inc Salary shall be payable on a monthly basis in equal installments.

          It is hereby clarified that the INC SALARY includes all benefits and compensation and that Employee shall not be entitled to any additional benefits as a result of the INC SALARY.

     4.3 Thus, the total gross annual salary will be $375,750 ("TOTAL SALARY"). Nothing contained herein shall preclude Employee from participating in the present or future employee benefit plans of the Company and its subsidiaries if he meets the eligibility requirements therefore.

     4.4 Once every year, beginning on January 1, 2006, the Total Salary and all related benefits shall be increased by 5% after adjustment to the CPI.

     4.5 Once every year, beginning on the year 2006, the Employee shall be given a bonus not to exceed 7.5% of the previous year's consolidated income before tax, in cash, options and/or shares, at a rate and in such manner as shall be determined by the Board of Directors (the "BONUS"). The Bonus shall be calculated within 30 days of the approval of the Company's audited financial statements for the preceding year. The value of such Bonus will be based upon the success of the Company, the attainment of the Company's goals, and the Employee's contributions to the Company.

     4.6 The Company shall allocate to a well-known advanced education fund, the sum of 7.5% of the Ltd salary, on a monthly basis, together with a deduction of 2.5% of Employee's net pay in connection with the Ltd Salary for such period. Employee may draw such 7.5% as an additional salary, rather than allocate it to such advanced education fund, so long as the cost to the Company does not exceed the amounts that would have been allocated to the advanced education fund.

     4.7 The Total Salary shall be paid before the 10th day of each calendar month for the current month.

     4.8 Employee is entitled to an annual recreation pay of $25,000. Employee shall be entitled, instead of such recreation pay, to draw such amount as additional salary.

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5.   EXPENSES AND LEAVE

     5.1 Employee shall be entitled to reimbursement during each year of the Employment Period (including any extended period of this Agreement) for reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder, including expenses relating to use of a cellular phone, telephone, computer, Internet and electronic mail at his home and during travels abroad. The Company shall additionally make available to Employee an appropriate automobile, of class 6 vehicle category, for the purpose of fulfilling his duties hereunder or any other duties as designated by the Board of Directors, and for his personal use, and the Company shall pay all costs and taxes associated therewith. Employee may instead, at its sole discretion, draw the amount equal to the total cost to the Company of such automobile and related expenses as an additional salary, so long as the cost to the Company does not exceed its projected cost had it provided Employee with the automobile.

     5.2 Employee shall be entitled to annual leave of 30 working days for every year of employment with the Company. Leave days may be accumulated or redeemed without limitation.


6.   REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

     Employee represents and warrants to the Company that:

     6.1 Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder; and

     6.2 Employee is under no physical or mental disability that would hinder his performance of duties under this Agreement.

7.   NON-COMPETITION.

     Employee undertakes not to compete with the Company during the entire Agreement Period, and the two years after the termination of his employment by the Company.

8.   PATENTS, ETC.

     Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("SUCH INVENTIONS") which Employee now or hereafter during the period he is employed by the Company under this Agreement or otherwise may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions free and clear of all liens, charges, and encumbrances.

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9.   CONFIDENTIAL INFORMATION

     All confidential information which Employee may now possess, may obtain during or after the Employment Period, or may create prior to the end of the period he is employed by the Company under this Agreement or otherwise, relating to the business of the Company or a Subsidiary or of any customer or supplier of any of them, shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation either during or after the termination of his employment or used by him, any other person, firm, or corporation either during or after the termination of his employment, in each case without the prior written permission of the Company, except during the Employment Period in connection with the business of the Company or any Subsidiary or for the purpose of furthering their interests. Employee shall return all tangible evidence of such confidential information to the Company prior to or upon the termination of his employment.

10.  LIFE INSURANCE

     If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Employee. Employee has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing for healthy men of his age.

11.  INSURANCE AND PENSION

     During the period of this Agreement, the Company shall allocate an equivalent of 6% of the Employee's LTD SALARY to providence fund, plus 2.5% of Ltd Salary as insurance against loss of working ability. The 2.5% insurance pay will be updated from time to time according to the actual cost of such insurance. Employee shall additionally contribute up to 6% of his LTD SALARY to the providence fund. Employee may draw Company's participation in his providence fund as an additional salary, rather than allocate it to the providence fund, as long as the cost to the Company does not exceed the amounts that would have been allocated to the providence fund.

     In addition, during the period of this Agreement, the Company shall allocate to an insurance company acceptable to Employee 8.33% of Employee's LTD SALARY for the purpose of insuring the payment of severance pay.

     The actual severance pay to which Employee shall be entitled shall be equal to the then monthly LTD SALARY multiplied by the number of years of employment as of the Effective Date.

     Upon termination of the Employee's employment under this agreement, for any reason whatsoever, and subject to this Agreement, the employee and his heirs or estate shall be entitled to all sums allocated by the Employee and the Company pursuant to this Section 11.

12.  TERMINATION

     12.1. Termination of this Agreement by the Company requires the approval of the Board of Directors.

     12.2. Notwithstanding anything herein contained, if, prior to the end of the Employment Period,

          Either

          12.2.1. Employee is unable fully to discharge his duties hereunder for a continued period of twelve months, other than as described in
               Section 12.2.2,


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          12.2.2. Employee shall be convicted (by a final judgement) of a crime of a moral turpitude, then, and in each such case, the Company shall have the right to give notice of termination of Employee's services hereunder as of a date (not earlier than 30 days from such notice) to be specified in such notice, and this Agreement shall terminate on the date so specified,

          or

          Employee shall die or become physically or mentally incapacitated, by reason of which he is unable to continue to fulfill all of his obligations hereunder, then this Agreement shall immediately terminate on the date of such death or incapacity, except as otherwise provided herein.


          12.3 Since the Company is highly dependent on the experience and know-how of Employee and in order to minimize the damages that the Parties acknowledge will likely be caused to the Company in Employee's absence, Employee hereby undertakes to provide technical support and management consulting services to the Company and its Subsidiaries upon their request, for a period of two years after the date of termination of this Agreement, for any reason whatsoever. Employee undertakes to reasonably make himself available to the Company during such two-year period for the purpose of such support and consulting services. During such two-year period, Employee shall receive a monthly salary, in US dollars equal to his last monthly Total Salary in US dollars prior to the termination of the Agreement, and all other benefits and payments to which Employee was entitled hereunder. Such amounts shall be payable to Employee for its undertaking to provide such services following the termination hereof and shall be due to him whether or not the Company requests such services of him and regardless of the extent such services are actually provided by him. During such two-year period Employee shall continue to be bound by the Non-Competition and Confidentiality clause contained herein.

               Such payment during the two-year period following the termination hereof shall not in any way diminish Employee's entitlements hereunder during the term hereof or upon termination hereof (such as severance pay or redemption of unutilized vacation), and shall not be deemed as payment in lieu of any other amounts due to him under this Agreement.

13.  SURVIVAL

     The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment, irrespective of any investigation made by or on behalf of any party.

14.  MODIFICATION

     This Agreement may be modified only by a written instrument duly executed by each party.

15.  NOTICES

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by the most nearly comparable method of mailing, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15). Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this
     Section 15. Any notice or other communication given by certified mail (or such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

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16.  WAIVER

     Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

17.  BINDING EFFECT

     Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 11.

18.  NO THIRD PARTY BENEFICIARIES

     This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 17 above).

19.  HEADINGS

     The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

20.  COUNTERPARTS; GOVERNING LAW

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Israel, except for section 4.2 without giving effect to conflict of laws.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                                      ACS-Tech80 Ltd.

                                                      BY: /S/ Eli Dayan
                                                      -----------------
                                                      Name: Eli Dayan
                                                      Title: Director

                                                      BY: /S/ Ze'ev Kirshenboim
                                                      -------------------------
                                                      Ze'ev Kirshenboim


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